FGL Holdings Reports First Quarter 2018 Results
GEORGE TOWN, Cayman Islands: May 9, 2018 - FGL Holdings (NYSE: FG), a leading provider of annuities and life insurance, today announced financial results for the first quarter of 2018.

•	Net income available to common shareholders was $45 million or $0.21 per diluted share

•	Adjusted operating income (AOI)[1] available to common shareholders was $61 million or $0.28 per diluted share

•	Total annuity sales were $778 million in the quarter, up 6 percent over prior year

•	Average assets under management increased to $25.0 billion, up 24 percent over prior year
Net income available to common shareholders for the first quarter ended on March 31, 2018 was $45 million or $0.21 per diluted share. AOI available to common shareholders(1) was $61 million or $0.28 per diluted share.
"We delivered solid results in our first full reporting period following completion of the merger transaction," said Chris Littlefield, President and CEO of FGL Holdings. "We are building momentum as a transformed company with increases in assets under management, net investment income, sales and earnings during this quarter. We recently completed a successful $550 million debt offering that will be used to support our growth and capital position, and refinance our outstanding senior notes at a significantly lower rate.  Finally, we believe that the recent developments related to the 5th Circuit ruling that vacated the Department of Labor (DOL) rule and the Administration’s decision not to seek review of that ruling is positive for our business and the independent agents who sell our products."
As a result of acquisition accounting (purchase accounting or PGAAP), financial results for periods after the closing of the merger transaction on November 30, 2017 are generally not comparable to the results of prior periods. Certain metrics, such as sales and policyholder account values, are not affected by PGAAP and are comparable to prior period data. The company presents the tables and financial results herein as follows:

•	Fidelity & Guaranty Life (FGL) (the Predecessor Company)--January 1 through November 30, 2017

•	FG (the Successor Company)--December 1, 2017 and subsequent periods
The table below reconciles reported after-tax net income to adjusted operating income available to common shareholders.

(In millions)	Three Months Ended
	March 31, 2018	March 31, 2017
	FG (Successor)	FGL (Predecessor)
Reconciliation from Net Income to AOI(1):	(Unaudited)	(Unaudited)
Net income	$52	$22
Effect of investment losses (gains), net of offsets (2)	39	15
Effect of change in FIA embedded derivative discount rate, net of offsets (2)	—	(2)
Effect of changes in fair values of FIA related derivatives, embedded derivatives and hedging costs (3) (5)	(46)	—
Effect of change in fair value of reinsurance related embedded derivative, net of offsets (4)	—	8
Effect of integration, merger related & other non-operating items	8	2
Tax effect of affiliated reinsurance embedded derivative (5)	15	—
Tax impact of adjusting items	—	(7)
AOI (1)	$68	$38
Dividends on preferred stock (5)	(7)	—
AOI available to common shareholders (1)	$61	$38

The current quarter included net favorable items of $8 million, or $0.04 per diluted share available to common shareholders. The prior year quarter included net unfavorable items of ($1) million, or ($0.02) per diluted share. All periods reflect the weighted average diluted shares then outstanding. The table below details notable items in each period.

Current Year Quarter (FG)
• Favorable actual to expected mortality within the single premium immediate annuity (SPIA) product line and other annuity reserve movements	$8 million
Prior Year Quarter (FGL)
• Net unfavorable adjustments related to higher deferred acquisition cost (DAC) amortization, primarily due to equity market fluctuations	($3) million
• Higher expense related to legacy compensation plans	($1) million
• Favorable actual to expected mortality within the SPIA product line and other annuity reserve movements	$3 million

Summary Financial Results (Unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017
(In millions, except per share data)	FG (Successor)	FGL (Predecessor)
Fixed indexed annuity (FIA) sales (1)	$436	$438
Total annuity sales (1)	$778	$732
Average assets under management (1)	$24,967	$20,162
Net investment spread - FIA (1)	2.34%	3.05%
Net investment spread - All products (1)	1.88%	2.41%
Net income available to common shareholders	$45	$22
Net income available to common shareholders per diluted share	$0.21	$0.38
AOI available to common shareholders (1)	$61	$38
AOI available to common shareholders per diluted share (1)	$0.28	$0.65
Weighted average common basic shares (6)	214.4	58.3
Weighted average common diluted shares (6)	214.4	58.4
Total common shares outstanding (6)	214.4	59.0
Book value per common share	$5.87	$32.34
Book value per common share excluding AOCI (1)	$7.17	$27.41

See footnotes below.

Sales Results
Total annuity sales were $778 million for the first quarter, an increase of 6 percent compared to the first quarter of 2017. Sales of the company's core fixed indexed annuity (FIA) product in the current quarter of $436 million were on par with the prior year quarter. FIA sales decreased 6 percent compared to the fourth quarter of 2017. We continued to see a robust competitive environment during the first quarter and reduced consumer appetite for safe money products given strong equity market performance.
Sales of multi-year guarantee annuities (MYGA) were $142 million in the current quarter, as compared to $158 million in the same period last year. During the quarter, we completed a $200 million funding agreement with the Federal Home Loan Bank, under an investment spread strategy, compared to $136 million in the same period last year. The funding agreements are reflected as institutional spread based products and we view this volume as subject to fluctuation period to period.
Indexed universal life (IUL) sales in the quarter were $6 million compared to $14 million last year. The decline in IUL sales reflects the company's focus on quality of new business and pricing discipline to achieve profitability and capital targets.
Investment Portfolio Performance

The investment portfolio is performing well and in line with operating objectives. Asset purchases during the first quarter were $3.7 billion at an average yield(7) of 4.99 percent. A large portion of asset purchases came from a $2.7 billion block trade completed in February 2018 as part of a planned portfolio repositioning. The block trade resulted in $40 million higher annualized net investment income and a yield improvement on those assets from 3.50 percent to 5.00 percent, or 150 basis points. Asset purchases and sales from the block trade were in corporate securities and the remaining $1.0 billion of asset purchases were investment grade corporate bonds and structured securities. Overall, the average NAIC rating for the portfolio is a stable at 1.6.
Average assets under management (AAUM) were $25.0 billion at March 31, 2018, reflecting an increase of $0.2 billion over the sequential quarter. AAUM increased $4.8 billion compared to the prior year period due to net sales, as well as the mark-to-market valuation of the investment portfolio as of the date of the merger of approximately $1.2 billion, and the inclusion of acquired $1.9 billion Front Street Re and FGL Holdings. A roll forward of AAUM can be found in the non-GAAP measurements section of this release.
Net investment income was $263 million in the first quarter of 2018, up $16 million or 6 percent from the prior year quarter. Net investment income grew from higher AAUM, partially offset by premium amortization related to the fair value mark on the investment portfolio resulting from the merger transaction. Net investment income was down $3 million or 1 percent from the sequential quarter, due to the full quarterly impact of noncash premium amortization and investment management agreement (IMA) fees, partially offset by net asset growth. The average earned yield on the total portfolio in the quarter was 4.21 percent, down approximately 70 basis points from the prior year quarter primarily due to the significant increase in AAUM and the impact of premium amortization noted above.
Net investment spread across all product lines was 188 basis points in the first quarter of 2018 compared to an historical sequential quarter spread of 201 basis points. Spread trends primarily reflect the decline in portfolio yield due to purchase accounting effects and are otherwise stable. Net investment spread for fixed indexed annuities declined from approximately 267 basis points in the fourth quarter 2017 to 234 basis points in the first quarter of 2018 primarily due to lower yield from purchase accounting. On a Statutory basis, the yield on the investment portfolio on an economic basis was approximately 5.0 percent in the first quarter of 2018 compared to 5.1 percent in the prior period.
Capital Management & Rating Trends

•
GAAP book value per common share at March 31, 2018 was $5.87 on a reported basis; book value per common share excluding accumulated other comprehensive income (AOCI) was $7.17, with 214.4 million common shares outstanding as of March 31, 2018.

•
The Company continues to have a strong and stable capital position, with estimated statutory company action level risk-based capital (RBC) on an aggregate, combined basis for Fidelity & Guaranty Life Insurance Company and F&G Re Ltd of 480 percent as of March 31, 2018, including impacts of Tax Reform.

•
On April 20, 2018, the Company closed on $550 million aggregate principal amount of 5.50% senior notes due 2025. The Company used the net proceeds to repay $135 million borrowings under its revolving credit facility and related expenses. The Company expects to use the remaining net proceeds to redeem and discharge all of the outstanding $300 million aggregate principal amount of its outstanding 6.375% Senior Notes due 2021 on May 16, 2018, and for general corporate purposes, which may include additional capital contributions to the Company's insurance subsidiaries.

FGL HOLDINGS AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	March 31, 2018	December 31, 2017
	(Unaudited)	(Audited)
ASSETS
Investments:
Fixed maturity securities, available-for-sale, at fair value (amortized cost: March 31, 2018 - $21,738; December 31, 2017 - $21,475)	$21,366	$21,590
Equity securities, at fair value (amortized cost: March 31, 2018 - $780; December 31, 2017 - $764)	769	761
Derivative investments	293	492
Short term investments	—	25
Commercial mortgage loans	528	548
Other invested assets	276	188
Total investments	23,232	23,604
Cash and cash equivalents	1,157	1,215
Accrued investment income	240	211
Funds withheld for reinsurance receivables, at fair value	748	756
Reinsurance recoverable	2,495	2,494
Intangibles, net	954	856
Deferred tax assets, net	258	176
Goodwill	476	476
Other assets	105	141
Total assets	$29,665	$29,929

LIABILITIES AND SHAREHOLDERS' EQUITY

Contractholder funds	$22,083	$21,844
Future policy benefits, including $712 and $728 at fair value at March 31, 2018 and December 31, 2017, respectively	4,711	4,751
Liability for policy and contract claims	70	78
Debt	307	307
Revolving credit facility	135	105
Other liabilities	717	892
Total liabilities	28,023	27,977

Commitments and contingencies

Shareholders' equity:
Preferred stock ($.0001 par value, 100,000,000 shares authorized, 377,417 and 375,000 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively)	—	—
Common stock ($.0001 par value, 800,000,000 shares authorized, 214,370,000 issued and outstanding at March 31, 2018 and December 31, 2017, respectively)	—	—
Additional paid-in capital	2,039	2,037
(Accumulated deficit) Retained earnings	(119)	(160)
Accumulated other comprehensive (loss) income	(278)	75
Total shareholders' equity	1,642	1,952
Total liabilities and shareholders' equity	$29,665	$29,929

FGL HOLDINGS AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended
	March 31, 2018	March 31, 2017
	Successor	Predecessor
	(Unaudited)	(Unaudited)
Revenues:
Premiums	$18	$3
Net investment income	263	247
Net investment (losses) gains	(191)	81
Insurance and investment product fees and other	41	44
Total revenues	131	375
Benefits and expenses:
Benefits and other changes in policy reserves	(18)	268
Acquisition and operating expenses, net of deferrals	40	33
Amortization of intangibles	16	33
Total benefits and expenses	38	334
Operating income	93	41
Interest expense	(6)	(6)
Income before income taxes	87	35
Income tax expense	(35)	(13)
Net income	$52	$22
Less preferred stock dividend	7	—
Net income available to common shareholders	$45	$22

Net income per common share

Basic	$0.21	$0.38
Diluted	$0.21	$0.38
Weighted average common shares used in computing net income per common share:
Basic	214.4	58.3
Diluted	214.4	58.4

Cash dividend per common share	$—	$0.065

RECONCILIATION OF BOOK VALUE PER COMMON SHARE EXCLUDING AOCI

(In millions, except per share data)	March 31, 2018	December 31, 2017
	(Unaudited)	(Unaudited)
Reconciliation to total shareholders' equity:
Total shareholders' equity	$1,642	$1,952
Less: AOCI	(278)	75
Less: Preferred equity	384	377
Total common shareholders' equity excluding AOCI (1)	$1,536	$1,500

Total common shares outstanding	214.4	214.4
Weighted average common shares outstanding - basic	214.4	214.4
Weighted average common shares outstanding - diluted	214.4	214.4

Book value per common share including AOCI (1)	$5.87	$7.35
Book value per common share excluding AOCI(1)	$7.17	$7.00

ROLLFORWARD OF AVERAGE ASSETS UNDER MANAGEMENT(1) (AAUM) (Unaudited)

(In billions)	AAUM
AAUM as of March 31, 2017	$20.2
Purchase accounting mark-to-market valuation of investment portfolio	1.2
Inclusion of acquired Front Street Re and FGL Holdings	1.9
Sales volumes	1.4
Other items	0.3
AAUM as of March 31, 2018	$25.0

Footnotes:

(1)	Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.

(2)	Amounts are net of offsets related to value of business acquired (VOBA), deferred acquisition cost (DAC) and deferred sale inducement (DSI) amortization.

(3)	The Company adjusted its non-GAAP measure to remove the residual impacts of fair value accounting on its FIA products, including gains and losses on derivatives hedging those policies, post-merger.

(4)	Applicable to the Predecessor only due to the merger.

(5)	Applicable to the Successor only.

(6)	Predecessor share counts reflect those of the Predecessor entity prior to the merger.

(7)	Average yield reflects investment book yield on bonds purchased during the quarter. See the Non-GAAP Measures section below for additional information.

Purchase Accounting
On November 30, 2017, Fidelity & Guaranty Life completed its merger transaction with CF Corp, emerging as FGL Holdings. As of the merger date, the company applied the acquisition method of accounting (purchase accounting or PGAAP), including the initial recognition of most of FGL's and Front Street Re assets and liabilities at fair value, and the recognition of goodwill and other merger-related intangible assets. Prior period results are not restated for the new basis of accounting, which is used in the preparation of future financial statements and related disclosures.

Non-GAAP Measures

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable GAAP measures are included herein.
The Company updated its AOI definition as to remove the residual impacts of fair value accounting on its FIA products, including gains and losses on derivatives hedging those policies. Management believes the revised measure enhances the understanding of the business post-merger and is more useful and relevant to investors as compared to the previous definition which eliminated only the effects of changes in the interest rates used to discount the FIA embedded derivative.
AOI is a non-GAAP economic measure we use to evaluate financial performance each period. AOI is calculated by adjusting net income (loss) to eliminate (i) the impact of net investment gains/losses including other than temporary impairment ("OTTI") losses recognized in operations, but excluding gains and losses on derivatives hedging our indexed annuity policies, (ii) the effect of changes in fair values of FIA related derivatives and embedded derivatives, net of hedging cost, (iii) the tax effect of affiliated reinsurance embedded derivative, (iv) the effect of integration, merger related & other non-operating items, (v) impact of extinguishment of debt, and (vi) net impact from Tax Cuts and Jobs Act. Adjustments to AOI are net of the corresponding impact on amortization of intangibles, as appropriate. The income tax impact related to these adjustments is measured using an effective tax rate of 21%, as appropriate. While these adjustments are an integral part of the overall performance of the Company, market conditions and/or the non-recurring or non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, Management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.

AOI available to common shareholders is a non-GAAP economic measure we use to evaluate financial performance attributable to our common shareholders each period. AOI available to common shareholders is calculated by adjusting net income (loss) available to common shareholders to eliminate (i) the impact of net investment gains including other than temporary impairment ("OTTI") losses recognized in operations, but excluding gains and losses on derivatives hedging our indexed annuity policies, (ii) the effect of changes in fair values of FIA related derivatives and embedded derivatives, net of hedging cost, (iii) the tax effect of affiliated reinsurance embedded derivative, (iv) the effect of integration, merger related & other non-operating items, (v) impact of extinguishment of debt, and (vi) net impact from Tax Cuts and Jobs act. All adjustments to AOI available to common shareholders are net of the corresponding impact on amortization of intangibles. The income tax impact related to these adjustments is measured using an effective tax rate of 21%, as appropriate. While these adjustments are an integral part of the overall performance of FG, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, Management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.

Net investment spread is the excess of net investment income earned over the sum of interest credited to policyholders and the cost of hedging our risk on FIA policies. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the performance of the Company’s invested assets against the level of investment return, inclusive of hedging costs, provided to policyholders.
AAUM is the sum of (i) total invested assets at amortized cost, excluding derivatives; (ii) related party loans and investments; (iii) accrued investment income; (iv) funds withheld at fair value; (v) the net payable/receivable for the purchase/sale of investments and (iv) cash and cash equivalents, excluding derivative collateral, at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on assets available for reinvestment.
Investment book yield on bonds purchased during the period excludes yield on short-term treasuries and cash and cash equivalents. The Predecessor considered this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the level of returned on their income generating invested assets.

Common Shareholders’ Equity is based on Total Shareholders’ Equity excluding Equity Available to Preferred Shareholders. Management considers this to be a useful measure internally and to investors to assess the level of equity that is attributable common stock holders.

Common Shareholders’ Equity Excluding AOCI is based on Common Shareholders Equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, Management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of earned equity on common equity.

Book Value per Common Share including and excluding AOCI is calculated as Common Shareholders’ Equity and Common Shareholders Equity Excluding AOCI divided by the total number of shares of common stock outstanding. Management considers this to be a useful measure internally and for investors and analysts to assess the capital position of the Company.
Sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. For GAAP purposes annuity and IUL sales are recorded as deposit liabilities (i.e. contract holder funds). Management believes that presentation of sales as measured for management purposes enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.
While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.
Conference Call and Earnings Release
This press release and the financial supplement will be posted to the Company’s website at investors.fglife.bm.

FGL Holdings will conduct a conference call on Thursday, May 10, 2018 at 10:00 a.m. ET to discuss first quarter 2018 results.
The event can be accessed the following ways:

•	For internet webcast, visit investors.fglife.bm/investors at least 15 minutes prior to the start of the call to register.

•	For conference call, dial 877-883-0383 (U.S. callers) or 412-902-6506 (International callers) approximately 10 minutes prior to the start of the call. The access code is 8069575.

•	A replay of the event via webcast will be available after the call at investors.fglife.bm/investors.

•	A replay of the event via telephone will be available by dialing 877-344-7529 (U.S. callers) or 412-317-0088 (International callers). The access code is 10119111.
The replay information will be available through May 31, 2018.

About FGL Holdings
FGL Holdings, an insurance holding company, helps middle-income Americans prepare for retirement. Through its subsidiaries, the company is a leading provider of annuity and life insurance products. FGL Holdings, domiciled in the Cayman Islands, trades on the New York Stock Exchange under the ticker symbol FG. For more information, please visit www.fglife.bm.
Forward Looking Statements
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of FG's management and the management of FG's subsidiaries (including target businesses). Forward-looking statements are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of FG's assumptions and estimates; FG's and its insurance subsidiaries' ability to maintain or improve financial strength ratings; FG's ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of FG's reinsurers failing to meet their assumed obligations; restrictions on FG's ability to use captive reinsurers; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; FG's ability to protect its intellectual property; the ability to maintain or obtain approval of the Iowa Insurance Department and other regulatory authorities as required for FG's operations; FG's ability to successfully acquire new companies and integrate such acquisitions; and other factors discussed in FG’s most recent Annual Report on Form 10-K for the year ended December 31, 2017, and its Quarterly Reports on Form 10-Q, which can be found at the SEC's website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. FG does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results, except as required by law.

Investor Contact:
Diana Hickert-Hill
FGL Holdings
Investors@fglife.bm
410-487-8898

Source: FGL Holdings